UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Willis Group Holdings Public Limited Company

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Willis Group Holdings Public Limited Company	Grand Mill Quay, Barrow Street Dublin 4, Ireland

SUPPLEMENT TO THE NOTICE OF 2015 ANNUAL MEETING AND PROXY STATEMENT

June 19, 2015

Dear Willis Shareholder,

This letter supplements our proxy statement, dated April 17, 2015 (the “Proxy Statement”), delivered in connection with the 2015 Annual General Meeting of Shareholders of Willis Group Holdings Public Limited Company (the “Company”) to be held at 9:00 a.m. Eastern Time on Tuesday, June 30, 2015, at 200 Liberty Street, New York, New York 10281 (the “2015 Annual Meeting”).

On pages 16 and 18 of the Proxy Statement, respectively, we disclosed the other company boards on which Sir Jeremy Hanley and Mr. James F. McCann serve. The Company supplements those disclosures to include that, in April 2015, Sir Jeremy and Mr. McCann joined the board of directors of International Game Technology PLC (“IGT”). The relationships are in full compliance with the Company’s Corporate Governance Guidelines.

In addition to supplementing the disclosure of the Proxy Statement, we are writing to you to ask that you support the Board of Directors’ recommendation and vote “FOR” the election of Mr. James F. McCann as a director of the Company, along with all other director nominees named in the Proxy Statement, and that you vote “FOR” the Company’s say-on-pay proposal (Proposal Three).

Election of Mr. McCann

In its report related to the 2015 Annual Meeting, ISS Proxy Advisory Services (“ISS”) is recommending a vote against Mr. McCann, the Company’s independent non-executive Chairman since July 2013. The ISS report includes recommendations “FOR” each of the other incumbent Company directors. ISS indicates that it considers Mr. McCann to be “overboarded” by reason of his role as CEO and Chairman of 1-800-Flowers.com, Inc. and as a director of three other public companies.

Mr. McCann very recently became a member of the board of IGT following the closing of a merger transaction. Given the recent timing, he does not wish to make changes to any of his public company relationships that would be rushed or disruptive. Consistent with that, Mr. McCann has advised us that within a year he will take action so that he will not be considered “overboarded” by the current policies of ISS.

Further, the Company believes that Mr. McCann has been and will continue to be an excellent member of the Company’s Board and is fully capable in fulfilling his Board and committee responsibilities, notwithstanding his other obligations, for the following reasons among others described in the Proxy Statement:

•	Mr. McCann serves a vital and fully engaged leadership role on the Board. He has been an exemplary director throughout his tenure since 2004 and has an in-depth knowledge of the Company’s business and structure. Re-election of Mr. McCann is critical because of the important leadership positions he holds on the Board, including as Chairman of the Board and the Nominating and Governance Committee.

•	Mr. McCann has a high attendance record, participating in 100% of Company Board and committee meetings in 2014, and he does not foresee such percentage meaningfully changing in 2015.

•	Mr. McCann has made important contributions to significant actions taken by the Company throughout the years, including the Company’s search for a new CEO several years ago and the subsequent successful CEO transition and the Company’s reformulation of its strategy.

•	Mr. McCann serves as an important advisor to the CEO with regular interactions that provide substantive guidance and support on a wide array of issues.

•	In past years, Mr. McCann has received the support of ISS and garnered “FOR” votes in the 90th percentile.

Say-on-Pay

With respect to “say-on-pay,” we note that Glass Lewis & Co., LLC issued a report on June 15, 2015, recommending that shareholders vote “FOR” the Company’s stockholder advisory say-on-pay proposal. However, ISS is recommending a vote against the say-on-pay proposal.

As a result of this and some questions we anticipate from shareholders, we would like to clarify two points that may be helpful to you.

First, the Compensation Committee linked pay and performance by taking action to reduce the CEO’s compensation with respect to performance year 2014 as compared to his compensation from the prior year. The Annual Incentive Plan (“AIP”) payments approved by the Compensation Committee with respect to performance year 2014 declined by 20% from the prior year as shown in the below chart. The CEO’s AIP award for 2014 was 73.5% of target, compared to 91.6% of target for 2013. As a result, the total direct compensation (i.e., base salary, AIP award and long-term incentive plan award) awarded to the CEO for performance year 2014 declined by 5% when compared to total direct compensation awarded for performance year 2013. Also, contrary to the information stated in the ISS report, our CEO’s long-term incentive plan (“LTIP”) award was essentially flat, compared to 2013.

ISS came to a markedly different conclusion regarding the AIP and LTIP figures primarily because it included in its compensation analysis $1,060,987 of our CEO’s 2014 equity awards that were actually paid for 2013 AIP performance. While these awards were granted in early 2014, they were approved by the Compensation Committee as part of the executive’s 2013 AIP performance bonus (see footnote 4 on page 52 of the Proxy Statement). Indeed, the CEO’s contract required that bonus awards earned in 2013 in excess of $1 million (and up to $2.5 million) be paid in options and restricted share units (50/50), within the first 120 days of 2014.

The below chart sets forth the total direct compensation awarded to the CEO with respect to performance year 2014 as compared to performance year 2013 and is consistent with the data presented on page 36 of the Proxy Statement.

2013 vs. 2014 CEO Total Direct Compensation
	Performance Year 2013		Performance Year 2014	% Change
Base Salary	$985,819	*	$1,000,000	1%*

Annual Incentive Plan
Paid in Cash	$1,000,000		$1,653,750
Granted in Stock Options 3/31/14	$530,500
Granted in RSU 3/31/14	$530,487
Total Annual Incentive Plan	$2,060,987		$1,653,750	-20%

Long Term Incentive Plan
Share Awards	$3,937,488		$3,937,491
25% in Stock Options	$1,362,875		$1,312,498
Total Long-Term Incentive Plan	$5,300,363		$5,249,989	-1%

Total Direct Compensation	$8,347,169		$7,903,739	-5%

*	2013 base salary reflects January 7th start date and was pro-rated accordingly. CEO did not receive a salary increase in 2014.

Second, the size of the CEO’s incentive awards approved by the Compensation Committee with respect to the 2014 performance year was appropriately positioned given relative performance, the CEO’s contractual terms and competitive pay practices. Our CEO joined the Company in January 2013. When establishing his contractual target compensation level, the Compensation Committee considered the total compensation of other similarly-situated insurance brokers and, in fact, significantly reduced the target compensation from what was provided to the prior CEO.

With respect to compensation awarded for the 2014 performance year, we believe the size of the awards appropriately reflected performance relative to similar companies. For example, using data from five publicly-traded brokers (Aon plc, Marsh & McLennan Companies, Inc., Arthur J. Gallagher & Co., Brown & Brown Inc. and Jardine Lloyd Thompson Group plc) as additional market reference points (“Market Reference Brokers”), we note:

•	Our 2014 organic revenue targets were aggressive. Our actual organic revenue growth of 3.8%, though slightly above our target threshold level, was better than the average of the Market Reference Brokers (3.7%).

•	Our CEO’s actual bonus paid with respect to 2014 performance was 165% of salary, which is meaningfully lower than 188% average actual bonuses for CEOs of the Market Reference Brokers.

•	Using average total direct compensation (as opposed to median, which we believe is less appropriate given the variation in size of the Market Reference Brokers compared to us), our CEO’s total direct compensation was $7,903,739, 2.5% below the Market Reference Brokers’ average CEO total direct compensation of $8,103,990.

In view of this analysis, we disagree with ISS’s criticism of the Company’s absolute and relative level of annual incentive payments.

For the reasons set forth above, the Board strongly recommends a vote “FOR” the election of Mr. McCann, along with all other director nominees named in the Proxy Statement, and a vote “FOR” the Company’s say-on-pay proposal (Proposal Three).

Yours Sincerely,

Willis Group Holdings Public Limited Company

*****

Shareholders can obtain the preliminary proxy statement, the definitive proxy statement, and any amendments or supplements to the proxy statements and other documents filed by the Company with the U.S. Securities and Exchange Commission for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the proxy statement are also available for free at the Company’s website at www.willis.com. In addition, shareholders can obtain a copy of the definitive proxy statement, and any amendments and supplements to the definitive proxy statement, by contacting our Company Secretary at Willis Group Holdings Public Limited Company, c/o Office of General Counsel, 200 Liberty Street, New York, New York 10281.

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